Exhibit 99.1

Westlake Chemical Corporation to Change Name to Westlake Corporation

•	New name reflects the Company’s more diversified business portfolio stemming from recent acquisitions and overall organic and strategic growth

•	Westlake is now organized under one unified brand with two segments – Housing & Infrastructure Products and Performance & Essential Materials

•	Westlake recently concluded four key acquisitions valued at approximately $3.8 billion

HOUSTON, February 15, 2022 —Westlake Chemical Corporation (NYSE: WLK) today announced that it plans to officially change its name to Westlake Corporation effective on February 18, 2022.

Westlake is now organized under one unified brand name with two financial reporting segments: Housing & Infrastructure Products and Performance & Essential Materials.

“We have reached an important milestone in the history of our Company,” said Westlake President and Chief Executive Officer Albert Chao. “Our business portfolio has evolved over the last decade, particularly in the last year when we celebrated our 35th Anniversary. Through a combination of strategic acquisitions and organic growth that has been fueled by market trends, particularly in the rapidly expanding housing and infrastructure sector, we have made significant progress in diversifying our businesses and broadening our product offering. By changing our name, we will better represent the breadth of industries we serve, including housing and construction, automotive and consumer lifestyle, packaging and healthcare.”

Westlake completed a series of acquisitions during 2021, including LASCO Fittings, LLC, a manufacturer of injection-molded PVC fittings; Dimex LLC, a producer of post-industrial recycled plastic consumer and building products; and Boral Limited’s North American building products businesses, which include roofing, siding, trim, shutters, outdoor living products, decorative stone and windows. These acquisitions have significantly enhanced the Company’s position in the housing and infrastructure markets and have greatly expanded its overall product offering. In addition, Westlake recently closed the acquisition of the global epoxy business of Hexion Inc., a leading supplier of coatings and composites used in such high-growth applications as wind turbine blades and light-weight automotive structural components.

The Company’s two newly established reporting segments replace the former segments, Olefins and Vinyls. Housing & Infrastructure Products includes Westlake Royal Building Products, Westlake Pipe & Fittings, Westlake Global Compounds and Westlake Dimex. Performance & Essential Materials includes Westlake North American Vinyls, Westlake North American Chlor-alkali & Derivatives, Westlake European & Asian Chlorovinyls, Westlake Olefins, Westlake Polyethylene and Westlake Epoxy.

“As Westlake’s business continues to grow globally, serving multiple industries, what has not changed is our unwavering commitment to the communities where our 16,000 employees work and live, our insistence on high-quality products and services for our customers, and our unrelenting focus on safety and the environment,” continued Chao. “We are committed to delivering consistent, durable and increasingly sustainable products to customers, while also remaining steadfast in creating value for our shareholders. We believe our new name and segmentation better reflects where our Company is today and positions us well for continued long-term success.”

Westlake’s products and materials enhance people’s lives every day. They can be found in a wide range of consumer goods and necessities, such as disinfectants for drinking water; food-grade plastic films used to keep food safe and fresh; a variety of consumer goods including toys, shoes, furniture, car interiors, and electronics; and medical devices and applications such as IV bags and dialysis machine tubing. Additionally, Westlake produces key finished goods for building and infrastructure, such as PVC pipe for water and sewer; residential siding; architectural stone; cement, clay, metal and polymer composite roofing; trim and mouldings; outdoor living products; and more.

The Company’s common stock will continue to trade under the ticker symbol “WLK” on the New York Stock Exchange. Holders of stock certificates bearing the prior corporate name need not take any action at this time. Such stock certificates continue to be valid and need not be exchanged.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the company’s web site at www.westlake.com.

Media Inquiries:

Westlake Corp.

L. Benjamin Ederington, 1-713-960-9111

or

Investor Inquiries:

Westlake Corp.

Steve Bender, 1-713-960-9111

Source: Westlake Corporation